Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

FOR IMMEDIATE RELEASE
Stuart McElhinney, Vice President - Investor Relations
310.255.7751 smcelhinney@douglasemmett.com

Douglas Emmett Announces Amended 2018 Tax Treatment of Dividends

SANTA MONICA, California-March 13, 2019- Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), announced today an amendment to its initial tax treatment of 2018 common stock dividends that was provided in a press release dated January 17, 2019. Shareholders are encouraged to consult with their personal tax advisors as to their specific tax treatment of Douglas Emmett dividends. The amended tax treatment of its 2018 common stock dividends is as follows:

Record Date	Paid Date	Dividend Per Share	Ordinary Income	Capital Gain	Return of Capital	Amount Qualifying as a Section 199A Dividend
12/29/17	01/15/18	$0.25	$0.0618	$0.00	$0.1882	$0.0618
03/29/18	04/17/18	$0.25	$0.0618	$0.00	$0.1882	$0.0618
06/29/18	07/13/18	$0.25	$0.0618	$0.00	$0.1882	$0.0618
09/28/18	10/16/18	$0.25	$0.0618	$0.00	$0.1882	$0.0618
	Total:	$1.00	$0.2472	$0.00	$0.7528	$0.2472
As noted above, the common stock dividend paid on January 15, 2018, with a record date of December 29, 2017, has been allocated entirely to 2018. The common stock dividend of $0.26 per share that was paid on January 15, 2019, with a record date of December 31, 2018, will be allocated entirely to 2019.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.